Exhibit 107.1

CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

HF Foods Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	457(c) and 457(h)	4,000,000	$3.46	(3)	$13,840,000	0.00014760	$2,042.78
Total Offering Amounts						$13,840,000	—	$2,042.78
Total Fee Offsets						—	—	—
Net Fee Due						—	—	$2,042.78

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock, par value $0.0001 per share (the “Common Stock”) of HF Foods Group Inc. (the “Company”) that may be offered or issued pursuant to the anti-dilution adjustment provisions of the HF Foods Group Inc. 2018 Omnibus Equity Incentive Plan, as amended (the “2018 Plan”) in the event of a stock split, stock dividend, recapitalization or similar transaction.

(2)	The Company previously filed a Registration Statement on Form S-8 (File No. 333-257100) with the Securities and Exchange Commission on June 15, 2021 registering the issuance of 3,000,000 shares of Common Stock under the 2018 Plan. By filing this Registration Statement in accordance with Instruction E to Form S-8, the Company registers the issuance of an additional 4,000,000 shares of Common Stock, which are reserved for future grant and issuable pursuant to the 2018 Plan.

(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the Nasdaq Capital Market on May 31, 2024.